UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 26, 2009 (January 22, 2009)
ALEXZA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51820	77-0567768

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Alexza Pharmaceuticals, Inc. 2091 Stierlin Court Mountain View, California	94043

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (650) 944-7000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) 2008 Performance Bonus Program Payout.
     On April 15, 2008, the Board of Directors (the “Board”) of Alexza Pharmaceuticals, Inc. (“Alexza” or the “Company”) approved the adoption of the 2008 Performance Bonus Program (the “2008 Program”) for the Company’s employees, including its executive officers. The 2008 Program was adopted to attract, motivate and retain the Company’s employees.
     In order to be eligible for participation in the 2008 Program, an employee must have been employed by the Company for at least six months (i.e. a start date before July 1, 2008) and still have been employed at the end of 2008. Employees employed more than six months, but less than one year, were eligible to receive a pro-rated bonus payout. The annual cash bonuses and stock option awards for all employees, including executive officers, were calculated in accordance with a formula that takes into account base salary and accomplishment of specified corporate, departmental and individual goals, as well as the discretionary allocations determined by the Company’s Board in a manner that they believe will appropriately motivate and reward the Company’s employees, including the Company’s executive officers. The Board determined the achievement of the corporate goals and the Company’s management team determined the achievement of departmental and individual goals (the “2008 Corporate Goals”). The relative weighting of the components of the goals, the allocation of awards between cash bonuses and stock option awards, and the percentage of base salary used to determine bonus eligibility vary by the levels of employee, with the bonuses of executive officers being weighted toward achievement of corporate goals, stock option awards and a higher percentage of total compensation. Stock option awards under the 2008 Program were valued, pursuant to the terms of the 2008 Program, with a Black Scholes calculation of the option award value of an option with an exercise price of $3.13 per share. This price was the closing price of a share of our Common Stock on January 2, 2009, the first business date in 2009 following the approval of the 2008 Program achievement by our Board. Individual employee awards were based upon the successful accomplishment of key corporate goals (as determined by our Board) and individual employee performance. Actual stock option awards were priced at $2.81 per share, the closing price of a share of our Common Stock on January 22, 2009 the date the Board granted such options pursuant to the terms of the 2008 Program. These options vest in two installments: 50% on January 2, 2009 and 50% on January 2, 2010 (subject to acceleration in accordance with the terms of Sections 10(c) and (d) of our 2005 Equity Incentive Plan).
     On December 18, 2008, after the Board reviewed the Company’s fiscal year 2008 results measured against the 2008 Corporate Goals, the Board determined that the Company attained a specified percentage of the 2008 Corporate Goals. In addition, in an effort to conserve cash, the Board determined that for certain employees, a reduction in the cash bonus and a commensurate value increase in the stock option award would be incorporated into the 2008 Program. Specifically, for the Company’s executive officers, a 40% reduction in the cash portion of the cash bonus was made, thus reducing the percentage of cash payable from 70% to 42% of the total value of the bonus. Based on this determination, on January 22, 2009 the Board approved specific cash bonus payments and the issuance of options to purchase shares of our Common Stock. We issued the stock options on January 22, 2009 and paid the cash bonuses on January 23, 2009 as described below.
     The stock options were granted under and in accordance with the terms and conditions of our 2005 Equity Incentive Plan (which was filed as Exhibit 10.4 to our Registration Statement on Form S-1 (No. 333-130644), our “2005 Equity Incentive Plan”). All of the options have an exercise price of $2.81 per share (the closing price of our Common Stock on the date of grant) and are incentive stock options for tax purposes. Certain non-executive officer employees and all of our executive officers were granted ten (10) year options to purchase shares of our Common Stock. The number of options granted to our employees was calculated in accordance with a formula outlined above. The form of stock option grant notice relating to these options conforms to the standard form of grant notice filed as Exhibit 10.5 to our Registration Statement on Form S-1 (No. 333-130644).

(f) Executive Compensation Increases and Option Grants
     As described above, on January 22, 2009, the Board approved the following cash bonus payments and stock option issuances for the Company’s executive officers under the 2008 Program. The bonuses and stock option grants were granted subject to the terms described above, were determined in the manner described above and are consistent with the Company’s pre-established corporate and individual performance goals.

Executive Officer	2008 Cash Bonus ($)	2008 Year-End Option Grant Shares
Thomas B. King President and Chief Executive Officer	$87,142.00	57,877
James V. Cassella, Ph.D. Senior Vice President, Research and Development	$48,944.00	32,508
August J. Moretti Senior Vice President, Chief Financial Officer and Secretary	$47,006.00	31,220
Michael J. Simms Senior Vice President, Operations & Manufacturing	$39,130.00	25,989
Anthony G. Tebbutt Senior Vice President, Corporate Strategy & Business Development	$46,037.00	30,576
     The Company will provide additional information regarding the compensation awarded to our “named executive officers” in respect of and during the year ended December 31, 2008, in the proxy statement for our 2009 annual meeting of stockholders, which is expected to be filed with the Securities and Exchange Commission in March 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 26, 2009	Alexza Pharmaceuticals, Inc.
	By:	/s/ Thomas B. King
Thomas B. King,
President and Chief Executive Officer